Exhibit 99.1

Press Release

April 27, 2021	Contact Information:

For Immediate Release	Mark Peterson
Chief Financial Officer
414.223.1609

Rexnord Reports First Quarter 2021 Financial Results
Call scheduled for Wednesday, April 28, 2021 at 8:00 a.m. Eastern Time
MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)
First Quarter Highlights
•Net sales were $526 million compared with $547 million in last year’s March quarter (-8% core sales(1), +2% acquisitions and divestitures, +2% foreign currency translation).
•Net income(2) was $50 million (diluted EPS of $0.40), compared with $29 million (diluted EPS of $0.23) in the year-ago quarter.
•Adjusted EPS(1) was $0.47 compared with $0.55 in the year-ago quarter.
•Adjusted EBITDA(1) was $120 million (22.8% of net sales) compared with $124 million (22.7% of net sales) in last year's March quarter.
•Net debt leverage ratio at 2.0x.
•Published comprehensive 2020 Sustainability Report.
•Announced entrance into definitive agreements related to the planned spin-off of our Process & Motion Control (“PMC”) platform to shareholders in order to merge PMC with Regal Beloit Corporation in a Reverse Morris Trust (“RMT”) transaction that is anticipated to close in the fourth quarter of 2021.
Todd Adams, Chairman and Chief Executive Officer, commented, “Our first quarter results were ahead of our internal expectations and extend our track record of solid operating execution and financial results across varying macro-economic scenarios. Our culture of continuous improvement and the long-term investments we’ve made to strengthen and extend our sustainable competitive advantages were reflected in our solid margin performance during the quarter.”

“Our Water Management (“WM”) platform delivered 12% total sales growth year over year in the quarter as the acquisitions of Just Manufacturing and Hadrian added 8% to WM first-quarter sales growth and core sales were up 4%. The momentum in our order rates accelerated throughout the quarter and our core orders grew 10% year over year. Our unrivaled portfolio of sustainable, smart and water saving solutions for public and private spaces continues to grow above market rates and our flexible business model positions us to continue to generate strong profitability amidst what is a more challenging price/cost environment.”

“The compounding benefits of our longstanding strategic initiatives around simplification and structural cost reduction were visible in the solid incremental margins delivered by our PMC platform when compared with its robust year-ago financial results and given the mix effect from relatively weaker aerospace end markets. Improving demand patterns across most of PMC’s end markets resulted in an increase in PMC’s order backlog and a 1.10x book-to-bill ratio across PMC’s non-aerospace end markets.”

“Our first quarter was also highlighted by the announcement of the planned spin-off and merger of our PMC platform with Regal Beloit Corporation in an RMT transaction that we anticipate will close in the fourth quarter of 2021. We believe this tax-efficient transaction can create significant value for shareholders of both companies through an expanded portfolio of solutions capabilities, an enhanced ability to deliver value to customers and significant potential operating synergies. Once the merger has been completed, our independent WM platform will be 100% focused on human health and environmental stewardship with a growth and financial return profile that we believe will have enhanced appeal to ESG-focused investors.”

“During the quarter, we also published our 2020 Sustainability Report, which reflected an expanded scope and the adoption of the SASB (Sustainability Accounting Standards Board) framework and reporting. The Sustainability Report highlights our extensive initiatives to support and protect our associates during the global pandemic, plus our ongoing efforts to reduce greenhouse gas emissions and water consumption intensity, our world-class workplace health and safety performance and our expansive support for the diverse communities where we live and work.”

Second Quarter Outlook
Adams continued, “Given our expectations that the separation of our PMC and WM platforms will occur during the fourth quarter, we will continue to limit our external outlook to the upcoming quarter. Based on the permanent cost reduction initiatives we have implemented, our order backlog heading into the second quarter, our preliminary view of April results and an anticipated range of demand patterns through June, we expect core sales in our WM platform to increase year over year by a high teens percentage and total reported sales to increase year over year by a high twenties percentage and its Adjusted EBITDA margin to range between 26% and 27%. We further expect sales in our PMC platform to increase by a mid-to-high teens percentage rate and its Adjusted EBITDA margin to range between 23% and 24%, and for our corporate expenses to approximate $10 million.”

First Quarter 2021 Segment Highlights
Water Management
    WM net sales were $205.2 million during the three months ended March 31, 2021, an increase of 12% year over year. Excluding an 8% year over year increase in net sales resulting from our prior-year acquisitions of Just Manufacturing and Hadrian, core sales increased 4% driven by increased demand across several product lines including our hygienic and environmental solutions.

    WM income from operations was $40.6 million or 19.8% of net sales. Income from operations as a percentage of net sales decreased by 300 basis points year over year as the favorable impact of higher sales growth year over year was more than offset by increases in restructuring, non-cash stock compensation and amortization expenses, the mix impact of the Hadrian acquisition and the year-over-year change in the adjustment to state inventories at last-in-first-out cost.

    Adjusted EBITDA(1) was $53.3 million or 26.0% of net sales. Adjusted EBITDA as a percentage of net sales increased by 40 basis points year over year.

Process & Motion Control
    PMC net sales were $320.9 million during the three months ended March 31, 2021, and decreased by 12% year over year. Excluding a 2% increase to net sales associated with foreign currency translation and a 1% decrease from a small divestiture, core sales decreased by 13% year over year as a result of the lower level of order backlog entering the quarter and changes in customer buying patterns given the COVID-19 pandemic. Net sales decreased by 5% year over year in our non-aerospace markets and by 46% in our aerospace markets.

    PMC income from operations was $55.0 million, or 17.1% of net sales. Income from operations as a percentage of net sales increased by 20 basis points year over year due to benefits from cost reduction and productivity initiatives and lower year-over-year restructuring expense, which combined to more than offset the impact of lower sales as compared to the prior year.

    Adjusted EBITDA(1) was $76.3 million. Adjusted EBITDA as a percentage of net sales was 23.8% and flat with the prior March quarter.

(1)    Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.
(2)    Reflects net income/loss attributable to Rexnord.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.

Core Sales
Core sales excludes the impact of acquisitions (such as Hadrian and Just Manufacturing), divestitures and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.

Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. All references to Net Income and EPS within this earnings release refer to net income attributable to Rexnord common stockholders and net income per diluted share attributable to Rexnord common stockholders, respectively.

EBITDA
EBITDA represents earnings from continuing operations before interest and other debt related activities, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and is utilized when making key investment decisions and evaluating us against peers.

Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt. We define Free Cash Flow Conversion as Free Cash Flow divided by net income.

Return on Invested Capital (“ROIC”)
ROIC is used because we believe it is an important supplemental measure of financial performance and it is also currently a performance measure under our long-term incentive plan. ROIC is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. ROIC is also used by investors and analysts to evaluate management’s deployment of capital to create shareholder value. We define ROIC as tax-effected net operating income for the last 12 months divided by average total invested capital over a rolling four-quarter period. Total invested capital is defined as shareholders equity plus debt, less cash and cash equivalents. Other companies may not define or calculate ROIC in the same way. We may also periodically refer to “underlying ROIC” which adjusts total invested capital by reversing the effects on our current capital structure of the 2006 leveraged buyout of the then privately-held Company by a separate private owner.

About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 6,900 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnordcorporation.com.

Conference Call Details
Rexnord will hold a conference call on Wednesday, April 28, 2021, at 8:00 a.m. Eastern Time to discuss its first quarter 2021 results, provide a general business update and respond to investor questions. Rexnord Chairman and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 866-211-3116
International toll #: 647-689-6577
Access Code: 4886836

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnordcorporation.com) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 11:00 a.m. Eastern Time on April 28, 2021, until 11:59 p.m. Eastern Time on May 12, 2021. To access the replay, please dial 800-585-8367 (domestic) or 416-621-4642 (international). The conference ID for the replay is: 4886836. The replay will also be available as a webcast on Rexnord's investor relations website.

Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actions, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Transition Report on Form 10-K for the transition period ended December 31, 2020, as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business. Our previously announced transaction with Regal Beloit Corporation is subject to various risks, uncertainties and factors including, among others: the inability to complete the transaction; the inability to recognize the anticipated benefits of the proposed transaction, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed transaction; see also Part I, Item 1A, "Risk Factors" in the Company's Quarterly Reporting on Form 10-Q for the quarterly period ended March 31, 2021. In addition, the effects of the ongoing COVID-19 pandemic on our employees, customers and supply chain, including those related to governmental actions, all of which are uncertain at this time, may, among other impacts, heighten the effects on our business, results of operations and financial condition of the risk factors identified in our Transition Report on Form 10-K.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net sales	$526.1	$547.0
Cost of sales	318.2	330.5
Gross profit	207.9	216.5
Selling, general and administrative expenses	119.3	112.8
Restructuring and other similar charges	0.6	6.6
Amortization of intangible assets	9.4	9.1
Income from operations	78.6	88.0
Non-operating expense:
Interest expense, net	(11.0)	(13.4)
Actuarial loss on pension and postretirement benefit obligations	—	(35.8)
Other expense, net	(0.4)	(3.6)
Income before income taxes	67.2	35.2
Provision for income taxes	(17.2)	(6.4)
Equity method investment income (loss)	0.1	(0.2)
Net income	50.1	28.6
Non-controlling interest income	0.1	0.1
Net income attributable to Rexnord	$50.0	$28.5

Net income per share attributable to Rexnord:
Basic	$0.42	$0.23
Diluted	$0.40	$0.23
Weighted-average number of shares outstanding (in thousands):
Basic	119,808	121,783
Effect of dilutive equity securities	3,829	2,562
Diluted	123,637	124,345

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three Months Ended March 31, 2021
(in Millions) (Unaudited)

	Three Months Ended March 31, 2021
	Reported Results		Adjustments			Non-GAAP Results

Net Sales	$526.1		$—			$526.1

EBITDA	102.1		18.1	(a)		120.2
Depreciation and amortization	(23.5)		—			(23.5)
Income from operations	78.6		18.1	(b)		96.7

Income before income taxes	67.2		11.2	(c)		78.4
Provision for income taxes and indicated rate	(17.2)	25.6%	(2.8)		25.0%	(20.0)	25.5%
Equity method investment income	0.1		(0.1)			—
Net income	50.1		8.3			58.4

Non-controlling interest income	0.1		(0.1)			—
Net income attributable to Rexnord	$50.0		$8.4			$58.4

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$0.6		$0.6			$0.6
Acquisition-related fair value adjustment	0.6		0.6			0.6
Other, net (1)	0.2		0.2			0.2
Last-in-first-out inventory adjustments	1.9		1.9			—
Stock-based compensation expense	14.8		14.8			—
Amortization of intangible assets	—		—			9.4
Other expense, net (2)	—		—			0.4
Total Adjustments	$18.1		$18.1			$11.2
____________________
(1)Other, net includes the gains and losses from the sale of long-lived assets.
(2)Other expense, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three Months Ended March 31, 2020
(in Millions) (Unaudited)

	Three Months Ended March 31, 2020
	Reported Results		Adjustments			Non-GAAP Results

Net Sales	$547.0		$—			$547.0

EBITDA	110.3		13.7	(a)		124.0
Depreciation and amortization	(22.3)		0.6	(d)		(21.7)
Income from operations	88.0		14.3	(b)		102.3

Income before income taxes	35.2		56.5	(c)		91.7
Provision for income taxes and indicated rate	(6.4)	18.2%	(16.8)		29.7%	(23.2)	25.3%
Equity method investment loss	(0.2)		0.2			—
Net income	28.6		39.9			68.5

Non-controlling interest income	0.1		(0.1)			—
Net income attributable to Rexnord	$28.5		$40.0			$68.5

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$6.6		$6.6			$6.6
Acquisition-related fair value adjustment	1.0		1.0			1.0
Other, net (1)	(0.2)		(0.2)			(0.2)
Last-in-first-out inventory adjustments	(1.9)		(1.9)			—
Stock-based compensation expense	8.2		8.2			—
Supply chain optimization and footprint repositioning initiatives (d)(2)	—		0.6			0.6
Amortization of intangible assets	—		—			9.1
Other expense, net (3)	—		—			3.6
Actuarial loss on pension and postretirement benefit obligations	—		—			35.8
Total Adjustments	$13.7		$14.3			$56.5
____________________
(1)Other, net includes the gains and losses from the sale of long-lived assets.
(2)Represents accelerated depreciation associated with our strategic supply chain optimization and footprint repositioning initiatives.
(3)Other expense, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three Months Ended March 31, 2021 and March 31, 2020
(in Millions, except share and per share amounts) (Unaudited)

	Three Months Ended
Adjusted EBITDA	March 31, 2021	March 31, 2020
Net income attributable to Rexnord	$50.0	$28.5
Non-controlling interest income	0.1	0.1
Equity method investment (income) loss	(0.1)	0.2
Provision for income taxes	17.2	6.4
Actuarial loss on pension and postretirement benefit obligations	—	35.8
Other expense, net (1)	0.4	3.6
Interest expense, net	11.0	13.4
Income from operations	$78.6	$88.0

Adjustments
Depreciation and amortization	$23.5	$22.3
Restructuring and other similar charges	0.6	6.6
Acquisition-related fair value adjustment	0.6	1.0
Stock-based compensation expense	14.8	8.2
Last-in first-out inventory adjustments	1.9	(1.9)
Other, net (2)	0.2	(0.2)
Subtotal of adjustments	41.6	36.0
Adjusted EBITDA	$120.2	$124.0
____________________
(1)Other expense, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.
(2)Other, net includes the gains and losses from the sale of long-lived assets.

	Three Months Ended
Adjusted Net Income and Earnings Per Share	March 31, 2021	March 31, 2020
Net income attributable to Rexnord	$50.0	$28.5
Non-controlling interest income	0.1	0.1
Equity method investment (income) loss	(0.1)	0.2
Amortization of intangible assets	9.4	9.1
Restructuring and other similar charges	0.6	6.6
Supply chain optimization and footprint repositioning initiatives (1)	—	0.6
Acquisition-related fair value adjustment	0.6	1.0
Actuarial loss on pension and postretirement benefit obligations	—	35.8
Other expense, net (2)	0.4	3.6
Other, net (3)	0.2	(0.2)
Tax effect on above items	(2.8)	(16.8)
Adjusted net income	$58.4	$68.5

GAAP diluted net income per share	$0.40	$0.23
Adjusted earnings per share - diluted	$0.47	$0.55

Weighted-average number of shares outstanding (in thousands)
GAAP basic weighted-average shares	119,808	121,783
Effect of dilutive equity securities	3,829	2,562
Adjusted diluted weighted-average shares	123,637	124,345
____________________
(1)Represents accelerated depreciation associated with our strategic supply chain optimization and footprint repositioning initiatives.
(2)Other expense, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.
(3)Other, net includes the gains and losses from the sale of long-lived assets.

	Three Months Ended
	March 31, 2021			March 31, 2020
Adjusted EBITDA by Segment	PMC	WM	Corporate	PMC	WM	Corporate
Income (loss) from operations	$55.0	$40.6	$(17.0)	$61.4	$41.8	$(15.2)
Operating margin	17.1%	19.8%		16.9%	22.8%

Depreciation and amortization	15.2	8.3	—	15.1	7.0	0.2
Restructuring and other similar charges	—	0.6	—	6.2	0.2	0.2
Acquisition-related fair value adjustment	—	0.6	—	—	1.0	—
Stock-based compensation expense	5.7	1.5	7.6	2.2	0.8	5.2
Last-in first-out inventory adjustments	0.2	1.7	—	1.6	(3.5)	—
Other, net	0.2	—	—	0.2	(0.4)	—
Adjusted EBITDA	$76.3	$53.3	$(9.4)	$86.7	$46.9	$(9.6)
Adjusted EBITDA margin	23.8%	26.0%		23.8%	25.6%

	Three Months Ended
	March 31, 2021	March 31, 2020
Cash provided by operating activities	$71.3	$123.9
Expenditures for property, plant and equipment	(9.2)	(15.9)
Free cash flow	$62.1	$108.0

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income attributable to Rexnord	$50.0	$28.5
Other comprehensive loss:
Foreign currency translation adjustments	(1.7)	(16.3)
Change in pension and postretirement defined benefit plans, net of tax	(0.1)	(3.7)
Other comprehensive loss, net of tax	(1.8)	(20.0)
Non-controlling interest income	0.1	0.1
Total comprehensive income	$48.3	$8.6

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$307.3	$255.6
Receivables, net	310.2	274.8
Inventories	348.4	330.1
Income tax receivable	1.4	9.8
Other current assets	45.7	37.4
Total current assets	1,013.0	907.7
Property, plant and equipment, net	426.1	434.8
Intangible assets, net	516.0	524.6
Goodwill	1,371.4	1,370.1
Other assets	160.8	163.9
Total assets	$3,487.3	$3,401.1
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$2.5	$2.4
Trade payables	179.0	129.4
Compensation and benefits	41.9	57.0
Current portion of pension and postretirement benefit obligations	3.1	3.1
Other current liabilities	129.8	125.6
Total current liabilities	356.3	317.5

Long-term debt	1,189.3	1,189.2
Pension and postretirement benefit obligations	167.9	171.4
Deferred income taxes	118.0	119.4
Other liabilities	162.9	164.3
Total liabilities	1,994.4	1,961.8

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 119,717,064 at March 31, 2021 and 119,549,735 at December 31, 2020	1.2	1.2
Additional paid-in capital	1,409.9	1,392.9
Retained earnings	154.3	116.0
Accumulated other comprehensive loss	(75.6)	(73.8)
Total Rexnord stockholders' equity	1,489.8	1,436.3
Non-controlling interest	3.1	3.0
Total stockholders' equity	1,492.9	1,439.3
Total liabilities and stockholders' equity	$3,487.3	$3,401.1

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Operating activities
Net income	$50.1	$28.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14.1	13.2
Amortization of intangible assets	9.4	9.1
Deferred income taxes	(1.3)	(7.7)
Actuarial loss on pension and postretirement benefit obligations	—	35.8
Other non-cash expense	0.6	2.5
Stock-based compensation expense	14.8	8.2
Changes in operating assets and liabilities:
Receivables	(36.9)	(54.3)
Inventories	(19.9)	34.5
Other assets	3.1	21.4
Accounts payable	50.7	8.7
Accruals and other	(13.4)	23.9
Cash provided by operating activities	71.3	123.9

Investing activities
Expenditures for property, plant and equipment	(9.2)	(15.9)
Acquisitions, net of cash acquired	0.4	(59.4)
Proceeds from dispositions of long-lived assets	0.7	1.2
Cash used for investing activities	(8.1)	(74.1)

Financing activities
Proceeds from borrowings of debt	—	325.0
Repayments of debt	(0.5)	(0.3)
Proceeds from exercise of stock options	2.8	19.2
Repurchase of common stock	(0.9)	(80.7)
Payment of common stock dividends	(10.8)	(9.8)
Cash (used for) provided by financing activities	(9.4)	253.4
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2.1)	(6.8)
Increase in cash, cash equivalents and restricted cash	51.7	296.4
Cash, cash equivalents and restricted cash at beginning of period	255.6	277.0
Cash, cash equivalents and restricted cash at end of period	$307.3	$573.4

Rexnord Corporation and Subsidiaries
Segment Financial Information
(in Millions) (Unaudited)

	Year Ending December 31, 2021
	Three Months Ended March 31, 2021		Three Months Ending June 30, 2021	Three Months Ending September 30, 2021	Three Months Ending December 31, 2021	Year to Date Ending December 31, 2021
PMC
Net sales	$320.9					$320.9

Income from operations & margin	55.0	17.1%				55.0	17.1%
Depreciation & amortization	15.2					15.2
EBITDA & margin	70.2	21.9%				70.2	21.9%
Adjustments	6.1					6.1
Adjusted EBITDA & margin	$76.3	23.8%				$76.3	23.8%

Year-over-year sales
Core sales	(13)%					(13)%
Acquisition / divestiture	(1)%					(1)%
Currency translation	2%					2%
Total reported	(12)%					(12)%

WM
Net sales	$205.2					$205.2

Income from operations & margin	40.6	19.8%				40.6	19.8%
Depreciation & amortization	8.3					8.3
EBITDA & margin	48.9	23.8%				48.9	23.8%
Adjustments	4.4					4.4
Adjusted EBITDA & margin	$53.3	26.0%				$53.3	26.0%

Year-over-year sales
Core sales	4%					4%
Acquisition / divestiture	8%					8%
Currency translation	—%					—%
Total reported	12%					12%

Corporate
Income from operations	(17.0)					(17.0)
Depreciation & amortization	—					—
EBITDA	(17.0)					(17.0)
Adjustments	7.6					7.6
Adjusted EBITDA	$(9.4)					$(9.4)

Total Rexnord
Net sales	$526.1					$526.1

Income from operations & margin	78.6	14.9%				78.6	14.9%
Depreciation & amortization	23.5					23.5
EBITDA & margin	102.1	19.4%				102.1	19.4%
Adjustments	18.1					18.1
Adjusted EBITDA & margin	$120.2	22.8%				$120.2	22.8%

Year-over-year sales
Core sales	(8)%					(8)%
Acquisition / divestiture	2%					2%
Currency translation	2%					2%
Total reported	(4)%					(4)%

	Calendar Year Ended December 31, 2020
	Three Months Ended March 31, 2020		Three Months Ended June 30, 2020		Three Months Ended September 30, 2020		Three Months Ended December 31, 2020		Calendar Year Ended December 31, 2020
PMC
Net sales	$363.6		$274.4		$293.9		$302.1		$1,234.0

Income from operations & margin	61.4	16.9%	39.6	14.4%	35.8	12.2%	32.9	10.9%	169.7	13.8%
Depreciation & amortization	15.1		14.3		14.8		15.4		59.6
EBITDA & margin	76.5	21.0%	53.9	19.6%	50.6	17.2%	48.3	16.0%	229.3	18.6%
Adjustments	10.2		5.5		10.7		12.4		38.8
Adjusted EBITDA & margin	$86.7	23.8%	$59.4	21.6%	$61.3	20.9%	$60.7	20.1%	$268.1	21.7%

Year-over-year sales
Core sales	(1)%		(15)%		(13)%		(8)%		(9)%
Acquisition / divestiture	—%		—%		—%		(1)%		—%
Currency translation	(1)%		(2)%		—%		1%		(1)%
Total reported	(2)%		(17)%		(13)%		(8)%		(10)%

WM
Net sales	$183.4		$174.7		$199.7		$188.3		$746.1

Income from operations & margin	41.8	22.8%	40.1	23.0%	48.7	24.4%	37.2	19.8%	167.8	22.5%
Depreciation & amortization	7.0		7.3		7.4		7.5		29.2
EBITDA & margin	48.8	26.6%	47.4	27.1%	56.1	28.1%	44.7	23.7%	197.0	26.4%
Adjustments	(1.9)		3.5		(0.2)		1.5		2.9
Adjusted EBITDA & margin	$46.9	25.6%	$50.9	29.1%	$55.9	28.0%	$46.2	24.5%	$199.9	26.8%

Year-over-year sales
Core sales	7%		(5)%		5%		10%		4%
Acquisition / divestiture	4%		3%		3%		5%		4%
Currency translation	—%		—%		—%		—%		—%
Total reported	11%		(2)%		8%		15%		8%

Corporate
Income from operations	(15.2)		(13.7)		(12.1)		(20.1)		(61.1)
Depreciation & amortization	0.2		0.1		0.1		0.1		0.5
EBITDA	(15.0)		(13.6)		(12.0)		(20.0)		(60.6)
Adjustments	5.4		6.4		3.3		9.0		24.1
Adjusted EBITDA	$(9.6)		$(7.2)		$(8.7)		$(11.0)		$(36.5)

Total Rexnord
Net sales	$547.0		$449.1		$493.6		$490.4		$1,980.1

Income from operations & margin	88.0	16.1%	66.0	14.7%	72.4	14.7%	50.0	10.2%	276.4	14.0%
Depreciation & amortization	22.3		21.7		22.3		23.0		89.3
EBITDA & margin	110.3	20.2%	87.7	19.5%	94.7	19.2%	73.0	14.9%	365.7	18.5%
Adjustments	13.7		15.4		13.8		22.9		65.8
Adjusted EBITDA & margin	$124.0	22.7%	$103.1	23.0%	$108.5	22.0%	$95.9	19.6%	$431.5	21.8%

Year-over-year sales
Core sales	1%		(12)%		(7)%		(2)%		(5)%
Acquisition / divestiture	1%		1%		1%		1%		1%
Currency translation	—%		(1)%		1%		1%		—%
Total reported	2%		(12)%		(5)%		—%		(4)%